SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*

                                  Owens Corning
                                (NAME OF ISSUER)

                          Common Stock, $.10 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    69073F103
                                 (CUSIP NUMBER)

                                December 31, 2003
             (Date of Event which requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
           [ ] Rule 13d-1(b)
           [x] Rule 13d-1(c)
           [ ] Rule 13d-1(d)


------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69073F103               13G/A                   Page 2 of 18 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN; IA
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69073F103               13G/A                   Page 3 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69073F103               13G/A                   Page 4 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69073F103               13G/A                   Page 5 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69073F103               13G/A                   Page 6 of 18 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69073F103               13G/A                   Page 7 of 18 Pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Advantage Advisers Augusta Fund, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69073F103               13G/A                   Page 8 of 18 Pages


         The Schedule 13G initially filed on May 19, 2003 is hereby amended and restated by this Amendment No. 1 to the Schedule 13G.

ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is Owens Corning (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
       One Owens Corning Parkway, Toledo, Ohio  43659

ITEM 2(a).  NAME OF PERSON FILING:

         This statement is filed by:
       (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("Ardsley Fund II"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
       (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
       (iii) Advantage Advisers Augusta Fund, L.L.C., a Delaware limited liability fund ("Augusta Fund"), with respect to the shares of Common Stock directly owned by it;
       (iv) Ardsley Advisory Partners, a Connecticut general partnership ("Ardsley") which serves as Investment Adviser of Ardsley Fund II, Ardsley Institutional and a managed account (the "Managed Account") and provides investment advisory services as non-managing member of the investment adviser of Augusta Fund, with respect to the Common Stock directly owned by Ardsley
              Fund II, Ardsley Institutional, Augusta Fund and the Managed Account;
       (v) Ardsley Partners I, a Connecticut general partnership ("Ardsley Partners") and the General Partner of Ardsley, with respect to shares of Common Stock owned by Ardsley, Ardsley Fund II, Ardsley Institutional, Augusta Fund and the Managed Account; and
       (vi) Philip J. Hempleman, the managing partner of Ardsley ("Mr. Hempleman"), with respect to the shares of Common Stock of Ardsley, Ardsley Fund II, Ardsley Institutional, Augusta Fund and the Managed Account.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
         The address of the business office of each of the Reporting Persons, with the exception of Augusta Fund is 262 Harbor Drive, Stamford, Connecticut 06902.

         The address of the business office of Augusta Fund is 200 Park Avenue, New York, NY 10016.

ITEM 2(c).  CITIZENSHIP:

          Ardsley and Ardsley Partners are Connecticut general partnerships. Ardsley Fund II, Ardsley Institutional and Augusta Partners are Delaware limited partnerships. Mr. Hempleman is a United States Citizen.

CUSIP No. 69073F103               13G/A                   Page 9 of 18 Pages


ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.10 par value ("Common Stock")


ITEM 2(e).  CUSIP NUMBER:  69073F103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act


          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 69073F103               13G/A                   Page 10 of 18 Pages


ITEM 4.   OWNERSHIP.

     A.   Ardsley Advisory Partners
          (a)  Amount beneficially owned: -0-
          (b)  Percent of class: 0%
          (c)  (i) Sole Power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

     B.   Ardsley Partners I
          (a)  Amount beneficially owned: -0-
          (b)  Percent of class: 0%
          (c)  (i) Sole Power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

     C.   Philip J. Hempleman
          (a)  Amount beneficially owned: -0-
          (b)  Percent of class: 0%
          (c)  (i) Sole Power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

     D.   Ardsley Partners Fund II, L.P.
          (a)  Amount beneficially owned: -0-
          (b)  Percent of class: 0%
          (c)  (i) Sole Power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

     E.   Ardsley Partners Institutional Fund, L.P.
          (a)  Amount beneficially owned: -0-
          (b)  Percent of class: 0%
          (c)  (i) Sole Power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

     F.   Advantage Advisers Augusta Fund, L.L.C.
          (a)  Amount beneficially owned: -0-
          (b)  Percent of class: 0%
          (c)  (i) Sole Power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ x ].

CUSIP No. 69073F103               13G/A                   Page 11 of 18 Pages


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Ardsley, the Investment Adviser of Ardsley Fund II, Ardsley Institutional and the Managed Account, shares the power to direct the disposition of the proceeds from the sale of the shares of Common Stock owned by: (i) Ardsley Fund II; (ii) Ardsley Institutional; and (iii) the Managed Account.

         Ardsley is also a non-managing member of Augusta Management, L.L.C., the Investment Adviser of Augusta Fund, and in this capacity, shares the power to direct the disposition of the shares of Common Stock, and accordingly is the indirect "beneficial owner" of such shares of Common Stock.

         Ardsley Partners I, the General Partner of Ardsley and as such, together with Mr. Hempleman, the Managing Partner of Ardsley, directs its operations and shares the power to vote and dispose of the shares of Common Stock owned by Ardsley, and accordingly each may be deemed the direct "beneficial owner" of such shares of Common Stock. In addition, by virtue of Ardsley Partners I being the general partner of Ardsley and Mr. Hempleman's position as managing partner of Ardsley, each may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by: (i) Ardsley Fund II;
(ii) Ardsley Institutional; (iii) Augusta Fund; and (iv) the Managed Account.

         To the knowledge of Ardsley, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of such shares of Common Stock which represents more than five percent of the number of outstanding shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

CUSIP No. 69073F103               13G/A                   Page 12 of 18 Pages


ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below I certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 69073F103               13G/A                   Page 13 of 18 Pages


                            SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   February 17, 2004


                                     ARDSLEY PARTNERS FUND II, L.P.
                                     BY:  ARDSLEY PARTNERS I,
                                          GENERAL PARTNER


                                     BY: /s/ Steven Napoli
                                         -------------------------------
                                         Steven Napoli
                                         Authorized Signatory


                                     ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                     BY:  ARDSLEY PARTNERS I,
                                          GENERAL PARTNER


                                     BY: /s/ Steven Napoli
                                         -------------------------------
                                         Steven Napoli
                                         Authorized Signatory


                                     ADVANTAGE ADVISERS AUGUSTA FUND, L.L.C.


                                     BY: /s/ Marshall Dornfeld
                                         -------------------------------
                                         Marshall Dornfeld
                                         Authorized Signatory


                                     ARDSLEY ADVISORY PARTNERS
                                     By:  ARDSLEY PARTNERS I
                                          GENERAL PARTNER


                                     BY: /s/ Steven Napoli
                                         -------------------------------
                                         Steven Napoli
                                         Authorized Signatory

CUSIP No. 69073F103               13G/A                   Page 14 of 18 Pages


                                     ARDSLEY PARTNERS I
                                     BY:  PHILIP J. HEMPLEMAN
                                          GENERAL PARTNER


                                     BY: /s/ Steven Napoli
                                         ---------------------------------
                                         Steven Napoli
                                         Authorized Signatory


                                     PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                     BY: /s/ Steven Napoli
                                         ---------------------------------
                                         Steven Napoli
                                         Authorized Signatory

CUSIP No. 69073F103               13G/A                   Page 15 of 18 Pages

Exhibit 1
---------

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

     The undersigned acknowledges and agrees that the foregoing statement on
Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledges that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 17, 2004



                                       ARDSLEY PARTNERS FUND II, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY: /s/ Steven Napoli
                                           -------------------------------
                                           Steven Napoli
                                           Authorized Signatory


                                       ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY: /s/ Steven Napoli
                                           -------------------------------
                                           Steven Napoli
                                           Authorized Signatory


                                       ADVANTAGE ADVISERS AUGUSTA FUND, L.L.C.


                                       BY: /s/ Marshall Dornfeld
                                           -------------------------------
                                           Marshall Dornfeld
                                           Authorized Signatory


                                       ARDSLEY ADVISORY PARTNERS
                                       By:  ARDSLEY PARTNERS I
                                            GENERAL PARTNER


                                       BY: /s/ Steven Napoli
                                          -------------------------------
                                          Steven Napoli
                                          Authorized Signatory

CUSIP No. 69073F103               13G/A                   Page 16 of 18 Pages


                                       ARDSLEY PARTNERS I
                                       BY:  PHILIP J. HEMPLEMAN
                                            GENERAL PARTNER


                                       BY: /s/ Steven Napoli
                                           -------------------------------
                                           Steven Napoli
                                           Authorized Signatory


                                       PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                       BY: /s/ Steven Napoli
                                           -------------------------------
                                           Steven Napoli
                                           Authorized Signatory

CUSIP No. 69073F103               13G/A                   Page 17 of 18 Pages
Exhibit 2

                                POWER OF ATTORNEY



State of Connecticut   )
                       ) SS.
County of Fairfield    )


         KNOW ALL PERSONS BY THESE PRESENTS, that Philip J. Hempleman, an individual residing at 2 Dublin Hill Drive, Greenwich, CT 06831, does hereby nominate, constitute and appoint Steven N. Napoli, his true and lawful attorney-in-fact, for him, in his name, place and stead, in the sole discretion of any such attorney-in-fact, to prepare, or cause the preparation by other appropriate persons of, and to execute and deliver on behalf of him, in connection with the securities of Owens Corning, any Section 13 filing of any form under the Securities Exchange Act of 1934, as amended, and to file the same, with all other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally do all such things in his name and on his behalf in connection therewith consistent with the provisions of the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission, and to take any and all other action, as any such attorney-in-fact may deem necessary or desirable in connection therewith.

         Philip J. Hempleman hereby ratifies and confirms the execution, delivery and performance (whether before or after the date hereof) of the above-mentioned instruments or other documents by the attorney-in-fact and all that the attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         Philip J. Hempleman hereby agrees that no person or other entity dealing with the attorney-in-fact shall be bound to inquire into such attorney-in-fact's power and authority hereunder and any such person or entity shall be fully protected in relying on such power of authority.

         This Power of Attorney shall be governed and construed in accordance with the laws of the State of Connecticut without reference to principles of conflicts of law.

         Executed as of this 17 day of February, 2004.

                                   /s/ Philip J. Hempleman
                                   -----------------------------
                                   Philip J. Hempleman

CUSIP No. 69073F103               13G/A                   Page 18 of 18 Pages


                        CERTIFICATE OF ACKNOWLEDGMENT OF
                                  NOTARY PUBLIC



State of Connecticut   )
                       ) SS.  Stanford
County of Fairfield    )


         On February 17, 2004 before me, Tedessa Bonanno
                     --                 -------------------------------------
               [INSERT DATE]           [HERE INSERT NAME AND TITLE OF NOTARY]

         personally appeared: Philip J. Hempleman

         o personally known to me, or

         o proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which person acted, executed the instrument.

         WITNESS my hand and official seal.

         Signature  /s/ Tedessa Bonanno         [SEAL]
                    -----------------------


                                 TEDESSA BONANNO
                                  NOTARY PUBLIC
                      MY COMMISSION EXPIRES MARCH 31, 2004